Exhibit (s)
Calculation of Filing Fees Tables

Form N-2
(Form Type)

Great Elm Capital Corporation
(Exact Name of Registration as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Security	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Shares of beneficial interest, $0.01 par value per share	457(o)	-	-	$50,000,000	0.0000927	$4,635
Fees Previously Paid	-	-	-	-	-	-	-	-
		Total Offering Amount				$50,000,000		$4,635
		Total Fees to Be Paid						$4,635
		Total Fees Previously Paid						-
		Net Fee Due						$4,635